EXHIBIT 2.1

                               SERVICES AGREEMENT

      Services Agreement made this 28th day of May, 2004 (the "SA") by and between ePlus Technology, Inc., a Virginia corporation, with a principal place of business at 400 Herndon Parkway, Herndon, Virginia 20170 ("Buyer") and Manchester Technologies, Inc., a New York corporation, with a principal place of business at 160 Oser Avenue, Hauppauge, New York 11788 (the "Seller").

      WHEREAS, Buyer and Seller have as of the date hereof entered into an Asset Purchase and Sale Agreement (the "Agreement") pursuant to which Buyer has purchased certain identified assets of Seller effective as of the date hereof;

      WHEREAS, Buyer and Seller understand and acknowledge that in order to effect the Agreement, the parties will be required to work together for some period of time, not to exceed ninety days unless extended in writing by Buyer for additional 30 day periods as provided herein, to allow the Business, as such term is defined in the Agreement, of the Seller to be transferred from the Seller to the Buyer;

      WHEREAS, therefore, the parties represent that they will use all reasonable business means to work together to effectuate the transfer of the Business by the Seller to the Buyer in an efficient and effective fashion;

      WHEREAS, the parties intend that this SA shall set forth the terms and conditions under which the parties shall work together during and after this transitional period.

      NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Appointment.

            1.1 Subject to the terms of this SA, Buyer appoints Seller to provide or procure the provision of the services described in Exhibit A and in Exhibit C (the Seller's "Services"), attached hereto and incorporated herein and Buyer agrees to perform services on behalf of Seller as described in Exhibit D (the "Buyer's Services") attached hereto.

      1.2 For so long as either party is obliged to perform the Services under this SA, such party shall be responsible for ensuring that the Services are properly provided. The service levels provided by either party shall be no less than the service levels provided by Seller for its own business immediately prior to closing. Accordingly Buyer's obligations for "Service Charges" to Seller shall include reimbursement for all costs and expenses incurred by Seller to maintain the capacity to provide the services regardless of whether or not such services are in fact requested so long as Seller has advised Buyer in writing of (a) Seller's intent not to incur such cost or expense absent the requirements to maintain service levels hereunder, (b) a description of the service capacity for which the cost and expense would be incurred, (c) the amount of the cost or

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expense to be incurred, hereinafter the "Seller's Excusal Request"; and (d) the
Buyer shall have directed Seller to maintain the service capacity. In the event Buyer shall have failed to respond to Seller's Excusal Request within two (2) business days or in the event Buyer notifies Seller that Buyer does not require Seller to maintain the Service capacity, Seller shall thereafter be excused from providing the services and Buyer shall not be responsible for payments for the cost of such capacity. Seller shall also be excused from providing any services required hereunder to the extent Seller's ability to provide such services is dependent on retaining personnel who terminate their employment with Seller. The Seller's Excusal Request shall be directed to Elaine Marion by facsimile notice to Buyer at 703-834-5718. Annexed hereto as Exhibit "F" and annexed to the Asset Purchase Agreement as Schedule 3.21(c.2) is a non-exclusive list of individuals currently employed by Seller in Seller's facilities who would not be retained by Seller, but for the Seller's obligations to Buyer hereunder and other expenses that Seller will incur to maintain the requisite capacity to provide Buyer with services hereunder. Without diminution of the Services Charges identified on Exhibit A.1, Buyer agrees to pay the "Service Charges" for the transitional employees identified on Exhibit F, and for the employees identified on Schedule 3.21(c.2) which shall include full reimbursement to Seller for the costs of each of the itemized expenses from and after the Closing as if the Seller had provided Buyer with a Seller's Excusal Request regarding such costs, and as if Buyer had directed Seller to maintain the Service capacity referenced thereunder.

            1.3 The parties agree that they shall cooperate fully with each other as regards the supply and performance of the Services.

      2. Service Charges. Invoicing and Payment.

            2.1 In consideration of the provision of the Services, Buyer shall pay the service charges set forth in Exhibit A (the "Service Charges") to Seller, provided that payroll charges for personnel listed on Exhibit F and Schedule 3.21(c.2) shall be limited to Seller's actual costs. Seller shall pay the service charge set forth in Exhibit D to Buyer provided such charges shall in no event exceed the actual cost to Buyer of providing the Services.

            2.2 The Service Charges shall be invoiced weekly in arrears beginning on June 7, 2004. Each party shall pay the Service Charges promptly upon receipt of the other party's invoice and not later than 2 business days. Whenever the accrued Service Charge exceeds $50,000.00 payment shall be made by wire transfer sent not later than the close of business on the business day next succeeding the date of invoicing.

      3. Supervision.

            3.1 Seller and Buyer shall each nominate at least one (but not more than two) individuals with responsibility and requisite expertise of the relevant Services to monitor the delivery and performance of the Services.

            3.2 The individuals appointed under Section 3.1 shall act as the primary points of contact between the parties and all communications in relation to the relevant Services shall be made through them.

            3.3 At the Buyer's request prior to the effective dates of applicable subleases and/or assignments, the Seller shall make available reasonable office space and associated services for any of Buyer's personnel who are visiting or are a resident at Seller's Hauppauge, New York City, Boca Raton, Baltimore, Maryland and Pittsford, New York locations during the period this SA is in effect and the terms of use of such facilities shall be in accordance with Exhibit B hereof. Subsequent to effective dates of applicable subleases and/or assignments, the Buyer shall make available reasonable office space and associated services for any of Seller's personnel who are visiting or are a resident at Buyer's Hauppauge, New York City, Boca Raton, Baltimore, Maryland and Pittsford, New York locations during the period this SA is in effect and the terms of use of such facilities shall be in accordance with Exhibit B hereof.

            3.4 At any time each of Seller's representative and Buyer's representative may request a meeting to monitor and review the arrangements relating to the Services and associated operational issues.

      4. Information.

            4.1 Each party shall make available to the other party for the term of this SA such information and facilities as it owns or controls as may reasonably be required by Buyer to receive the Services.

      5. Term and Termination.

      5.1 As to the Seller's services to be rendered, this SA shall terminate ninety (90) days from the date hereof, subject to the 30 day extension periods by the Buyer, in its sole discretion, by written notice. Each extension shall be for 30 days or as otherwise agreed and the total number of extensions shall not exceed four unless by mutual written consent. Buyer shall deliver such extension notice to Seller not less than twenty (20) days prior to the end of the initial 90 day term and each 30 day renewal term. This SA can be renewed in whole or in part in Buyer's sole discretion during the term or any renewal term of this SA; the obligation of Seller to provide services for the services renewed shall not be diminished (for example, Buyer may move out of one leased space but renew the other). As to the Buyer's services, this Agreement shall be for a term of one year ending May 31, 2005.

            5.2 This SA may be terminated by either party if the other party commits a material breach of its obligations hereunder which, in the case of a breach capable of being remedied, is not remedied within fifteen (15) days of receipt of a written request to cure. The breaching party shall indemnify and hold the non breaching party harmless from and against the failure to perform the services required to be performed hereunder by such party and the non breaching party shall be excused from providing services from and after termination.

            5.3 On termination of this SA either in whole or in part:

                  5.3.1 Buyer and Seller shall, within fourteen (14) days (or any shorter period which the parties may agree) from and including the relevant date of termination of this SA return all property belonging to the other which has come into their respective possession or under their control as a result of the entering into, or the performance of, the relevant Service under this SA; and

                  5.3.2 all outstanding Service Charges shall remain due and payable by Buyer to Seller in accordance with the terms of this SA.

            5.4 Sections 2, 5, 6.5, 7 through 11 shall survive termination or expiration of this SA.

      6. Power of Attorney; Trust

            6.1 Mail addressed to Seller shall be opened in the presence of a representative of Seller and Buyer. Buyer and Seller will immediately reconcile all payments received with their records and the Agreement to determine which party is entitled to the funds. If any check reflects funds in part due to both parties, Seller shall deposit the check and proceed under ss.6.2 hereof after the parties have completed the reconciliation process; and

            6.2 Trust. Seller agrees to act as Trustee for Buyer and keep in Trust monies received by it which are due to Buyer. Seller agrees to forward such monies by check, or if greater than $25,000 by wire transfer, to an account designated by Buyer within two business days of the availability of the funds. Buyer agrees to act as Trustee for Seller and keep in Trust monies received by it which are due to Seller. Buyer agrees to forward such monies by check, or if greater than $25,000 by wire transfer, to an account designated by Seller within two business days of the availability of funds.

            6.3 In addition to the obligations set forth in Section 8.6 of the Purchase Agreement, Seller and Buyer undertake to keep confidential the Confidential Information (as defined in Section 6.4) both during and after the termination of this SA except where (and to the extent only that): the Confidential Information was already lawfully known, or became lawfully known independently of the performance of the Services; the Confidential Information is in, or comes into, the public domain other than due to wrongful use or disclosure by Buyer or Seller; or the disclosure is required by law or regulation.


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

            6.4 Confidential Information means all information (whether written or oral) concerning the business and affairs of the Buyer or Seller which is obtained or received as a result of the discussions leading up to, the entering into or the performance of this SA.

            6.5 Buyer and Seller shall notify the other immediately if either becomes aware of a breach of this Section by any person to whom Confidential Information has been divulged and shall give the other party all reasonable assistance in connection with any proceedings against such person.

      7. Trade names.

                  The Seller hereby grants the Buyer, a royalty fully pre-paid, non-transferable and non-exclusive right and license to use, without right of sub-license, in the United State, the trade name "Manchester Technologies" and "Coastal Business Systems" to conduct and operate the Business after the Closing as conducted as of the Closing. Such right and license shall have a term of twelve (12) months, and shall be restricted to use of such trade name on invoices and correspondence with customers who were customers of Seller on or prior to the Closing Date. Without the prior written consent of the Seller, the Buyer may not (i) change or modify the Names or create any design variation of the Names, (ii) join any word, symbol, name, mark or logo with the Names so as to form a composite trade name or mark, or (iii) use any other trademark or trade name that is confusingly similar to the Names, and (iv) may not execute any agreement that creates a liability to the Seller. The Buyer shall use the Names in accordance with such quality standards as may be established by the Seller and communicated to the Buyer from time to time, it being understood that the quality standards maintained by the Seller prior to the Closing shall be acceptable to the Seller. In the event the Seller notifies the Buyer of the failure by the Buyer to maintain appropriate quality standards with respect to its uses of the Names, the Buyer shall use diligent efforts to cure the cause of such failure or, if unable to cure it, discontinue such used of the Names within fifteen (15) days of such notice. Upon expiration or termination of such right, Buyer shall cease all use of the Names and destroy all copies of stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, and products bearing the Names in their possession or under their control. Terms not defined in this Section 7 shall have the meaning ascribed to them in the Agreement.

      8. Miscellaneous.

            8.1 No waiver, amendment or termination shall be effective unless in writing signed by the party to be charged. No waiver in one instance shall constitute a waiver in any other. All notices shall be in writing and delivered in hand or sent by registered or


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

      certified mail, return receipt requested, or by overnight Federal Express at the addresses set forth above to the attention of the persons signing this SA below.

            8.2 This SA shall be governed under the laws of the State of New York without regard to application of conflict of laws principles and exclusively enforceable in the State and/or Federal Courts of Virginia and New York.

            8.3 This SA constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral and written communications, proposals and agreements in such regard. This SA may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.4 Headings are for convenience and are not admissible as to construction.

            8.5 This SA shall bind upon and inure to the benefit of the parties and their respective successors, assigns, heirs and legal representatives; provided no party may assign this SA or delegate any obligations hereunder without the prior written consent of the other party except that Buyer may assign its rights and obligations to any affiliated entity established by Buyer in order to effect the within transactions.

      IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this SA as of the date set forth above.


MANCHESTER TECHNOLOGIES, INC.

By:
      --------------------------------

Name:
      --------------------------------

Title:
      --------------------------------


ePlus Technology, Inc.

By:
      --------------------------------

Name:
      --------------------------------

Title:
      --------------------------------


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

                         Exhibit A to Services Agreement

                       Description of Services and Charges

A.    Transition Team

1. Seller shall provide a transition team to assist with each of the items identified below.

2. The transition team shall provide the services identified herein for the term of the SA.

3. The transition team shall provide assistance to Buyer in detailing and implementing a transition plan mutually agreed by the parties.

B.    Customer Notification

1. Seller shall assist Buyer in outlining a customer communication campaign and plan.

2. Seller shall assist Buyer in preparing documentation to support customer communication.

3. Seller's executive officers shall assist Buyer in the customer notification process. Such notification shall include face to face meetings with customers provided such meetings are scheduled on reasonable notice and such officer is available.

C.    Personnel Transition

1. Seller shall provide Buyer with necessary HR documentation as mutually agreed by the parties.

2.    Seller shall transition its payroll data to Buyer.

D.    Customer Transition

1. Seller shall provide all customer records including contracts and rebate information maintained by the Seller to Buyer.

2. Seller shall use commercially reasonable efforts to assist Buyer in furnishing all relevant documentation to Buyer that is relevant to customer transition.

E.    Purchasing/Product Management Services

1. Seller shall assist in the transition of sales out reporting requirements/vendor funding and administration through a mutually agreeable date.

2. Seller shall assist in transferring any customer consignment inventory to Buyer's facility or Buyer's distributors facility as of a mutually agreeable date.

3. Seller shall assist in the transition of customer rebate contracts. Seller shall use commercially reasonable efforts to add Buyer to such rebate contracts.

4. Seller shall assist in transitioning any existing agent-type contract with manufacturers whereby Seller is earning a commission on transactions to Seller's customers.

F.    Receivables/Collections


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

1. Seller shall identify and report all pre-acquisition receivables to be held by Seller (customer, vendor, rebates, accrued MDF, etc.).

2. Seller shall perform collections and retain records for orders shipped prior to a mutually agreed date.

3. Seller shall invoice, collect and retain funds for its own account for any professional services completed prior to closing.

4. Seller shall cooperate with Buyer in any collection activity against customers purchased by Buyer.

5. In the event Seller wishes to institute collection or legal proceedings against any customer who either is or may be a customer of Buyer as a result of the Agreement, Seller shall first notify Buyer and provide Buyer with an opportunity to resolve Seller's complaint. Seller has the right to institute collection or legal proceedings two weeks after such notice.

G.    Equipment and Facilities

1. Seller shall provide an updated inventory list to reflect changes of inventory from and after the inventory reflected on Schedule 1.6 of the Purchase Agreement to the actual effective date of the Closing.

2. Seller shall use reasonable commercial efforts to assign leasing contracts on equipment in sales branches that Buyer consents to assume.

3. Seller shall provide, at no cost to Buyer, the following facilities at 50 Marcus Blvd. for 90 days after closing:

            a.    segregated, secured warehouse facilities

            b.    configuration/technical room

H.    Charges

      Seller shall charge Buyer for items set forth on Exhibit A.1.

                                   Exhibit A.1

      Buyer will reimburse Seller for all (100%) of the costs of transition team employees identified on Exhibit F and for any cost equal to a pro-rata portion of the Seller's other personnel for time and materials for all transition services required herein, including systems development, provided by Seller staff, at base salary plus payroll expenses, social security/disability, workman's compensation, state disability and unemployment insurance plus 10%. This charge shall include all employee benefits, office supplies, etc. and the prorated costs of all such other employees providing services to Buyer hereunder. See Exhibit F as to transition employees. The Seller shall submit anticipated charges for pre-approval by Buyer if such charges exceed $500 per charge or $2,500 per month in the aggregate.

      Buyer will reimburse Seller for expenses approved by Buyer that Seller incurs on behalf of Buyer, including but not limited to, the following items by office location:

Boca

Salaries of applicable employees identified on Schedule 3.21(c) including commissions of employees, fringe Benefits - including but not limited to, payroll taxes, employee benefits, SUTA, FUTA, Workman's Comp., etc.

Telephone and data communications- include, but not limited to, equipment cost, line costs, cell phones, blackberrys, etc.

Rent, including any and all charges that would be incurred by Buyer as the Tenant by assignment pursuant to the Lease assigned subject to Landlords consent, as if the Landlord had consented to the assignment, but not limited to real estate taxes, HVAC maintenance, etc.

Utilities

Office Expenses - including, but not limited to, postage, cleaning service, alarm, water, misc. supplies and security

Conference and Meetings - including food SeminarsError! Bookmark not defined.

Advertising and Promotional items

Auto Expenses - including, but not limited to, car allowances

Salesmen Expenses

Travel and Entertainment

Consulting and Professional Fees

Insurance Costs - including, but not limited to, workmens comp, umbrella, auto, etc.

Repairs and maintenance.

160 Oser and 50 Marcus

Salaries of transition employees identified on Schedule F hereto, and their applicable fringe Benefits - including but not limited to, payroll taxes, SUTA, FUTA, Workmans Comp, etc.

Salesmen expenses - including, but not limited to, auto expenses, car allowances, etc.

Conferences, conventions, shows, and meetings

Employee Benefits - including, but not limited to, medical expenses, etc.

Telephone & data communications - including, but not limited to, equipment cost, line costs, cell phones, blackberrys, etc.

Rent which shall include all charges due from Seller to Landlord pursuant to the lease for 50 Marcus Avenue provided such obligation shall be prorated according to the time and percentage of the premises used to provide services to Buyer, and as to Oser Avenue, such expenses without duplication shall be inclusive of all charges due under the sublease for said premises at 160 Oser Avenue.

Utilities - including, but not limited to, water, electric, backup generator, etc.

Consulting fees - including but not limited to, IT consultants, etc.

Contract Work - including but not limited to, IT consultants, computer repairs and maintenance, etc.

Building Repairs and maintenance

Advertising

Legal

Travel and Entertainment

Seminars

Office Expenses - including, but not limited to supplies, coffee, water, paper, small equipment, landscaping, snow removal, etc.

Insurance Costs - including, but not limited to, workmens comp, umbrella, auto, etc.

Postage

Sundry taxes - including but not limited to, Real Estate taxes, New York City, Occupancy Tax, Use Tax, etc.

Miscellaneous Expenses - including but not limited to, dues and subscriptions, bids, employee parties, security, alarm, etc.

Warehouse Expenses - including but not limited to, bubble wrap, pallets, boxes, etc.

Sales Commissions - including but not limited to, sales commissions, licenses and fees, etc.

Repairs and Maintenance

Notwithstanding anything to the contrary, Seller shall be responsible for all costs associated with:

      a) maintaining and securing its inventory, shipping, configuration, and all other services related to its ownership of the inventory and open work orders through June 11, 2004.

      b)    billing, collecting, and managing its retained accounts receivable.

      c) Maintaining the AS400 and related infrastructure, personnel and software

Seller agrees to provide continuation of benefits for the Buyer's employees hired on June 1, 2004 on Schedule 3.21(c) from the closing date though June 30, 2004, and Buyer agrees reimburse Seller.


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

Maryland

Salaries, of applicable employees identified on Schedules 3.21(c) 3.21(c.2), and related ringe Benefits - including but not limited to, payroll taxes, employee benefits, SUTA, FUTA, Workmans comp, etc.

Telephone & data communications- including, but not limited to, equipment cost, line costs, cell phones, blackberrys, etc.

Rent - including any and all charges that would be incurred by Buyer as the Tenant pursuant to the sublease for the premises in Columbia, Maryland granted to Buyer by Seller subject to the Lessor's consent, as if the Lessor had consented to the sublease, but not limited to, HVAC maintenance, etc.

Real Estate Taxes

Utilities

Office Expenses - including, but not limited to, postage, cleaning service, alarm, water, temps, misc. supplies and security, want ads

Conference and Meeting - including food

Seminars

Advertising and Promotional items

Auto Expenses - including, but not limited to, car allowances

Travel and Entertainment

Consulting and Professional Fees

Dues and Subscriptions

Equipment Rental - including, but not limited to, copier, coffee machine and postage meter

Building Repairs and Maintenance

Insurance Costs - including, but not limited to, workmens comp., umbrella, auto, etc.

Repairs and maintenance

New York City

Salaries, of applicable employees identified on Schedules 3.21(c) 3.21(c.2), and related ringe Benefits - including but not limited to, payroll taxes, employee benefits, SUTA, FUTA, Workmans comp, etc.

Fringe Benefits - including but not limited to, payroll taxes, employee benefits, SUTA, FUTA, Workmans Comp, etc.

Telephone & data communications- including, but not limited to, equipment cost, line costs, cell phones, blackberrys, etc.

Rent - including any and all charges that would be incurred by Buyer as the Tenant pursuant to the sublease for the premises in New York City, granted to Buyer by Seller subject to the Lessor's consent, as if the Lessor had consented to the sublease, but not limited to, HVAC maintenance, etc.

Real Estate Taxes

Utilities

Office Expenses - including, but not limited to, postage, cleaning service, alarm, water, temps, misc. supplies and security

Conference and Meeting - including food

Seminars

Advertising and Promotional items

Auto Expenses - including, but not limited to, car allowances

Salesmen Expenses

Travel and Entertainment

Consulting and Professional Fees

Dues and Subscriptions

Equipment Rental - including, but not limited to, copier, coffee machine and postage meter

Insurance Costs - including, but not limited to, workmens comp, umbrella, auto, etc.

Repairs and maintenance.

Pittsford

Salaries of applicable employees identified on Schedules 3.21(c) and3.21(c.2), and related fringe Benefits - including, but not limited to, payroll taxes, employee benefits, SUTA, FUTA, Workmans comp, etc.

Telephone & data communications- including, but not limited to, equipment cost, line costs, cell phones, blackberrys, etc.

Rent - including any and all charges that would be incurred by Buyer as the Tenant by assignment pursuant to the Lease assigned subject to Landlords consent, as if the Landlord had consented to the assignment, but not limited to real estate taxes, HVAC maintenance, etc.

Utilities

Office Expenses - including, but not limited to, postage, cleaning service, alarm, water, temps, misc. supplies and security

Conference and Meeting - including food

Seminars

Advertising and Promotional items

Auto Expenses - including, but not limited to, car allowances

Travel and Entertainment

Consulting and Professional Fees

Dues and Subscriptions

Insurance Costs - Including, but not limited to, workmens comp, umbrella, auto, etc.

Repairs and maintenance.

                       Exhibit B to the Services Agreement

                         Terms of Use of the Facilities

      Buyer shall obtain, at Buyer's expense, and keep in effect during the term of this SA, (a) commercial general liability insurance (including personal injury and contractual liability) with a liability limit of no less than US$5,000,000, and (b) workers' compensation, disability and unemployment insurance sufficient to meet statutory requirements. Certificates of insurance evidencing such coverage shall be furnished promptly upon the request of Seller at any time during the term of the SA. Buyer understands and acknowledges that Seller shall not be required in any manner to insure Buyer's assets and employees and Buyer shall obtain any and all such insurance as Buyer reasonably deems necessary. Seller to be named as an "Additional Insured" in all of the foregoing policies.

      Buyer shall comply promptly with all rules and regulations of Seller as issued from time to time by Seller.

      With respect to the warehouse facility, Seller shall be a gratuitous bailee for the Buyer and all risk of loss with regard to then goods shall remain with the Buyer. Seller shall have no liability with respect to the goods, except for intentional acts. Seller's intentional acts shall not include unauthorized acts of Seller's employees or agents.


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

                                    EXHIBIT C

1. Notwithstanding anything in Exhibit A, Seller will provide services under this Exhibit C at Buyer's request.

2. Until the date of landlord consent at any of Seller's leased facilities which are to be assigned or subleased to Buyer under the Ancillary Documents to the Agreement (which the parties understand currently to be the premises at 469 7th Avenue, New York City; Boca Raton, Florida; Pittsford, New York; and Columbia, Maryland) Seller will continue to operate the Business for the benefit of Buyer so as to allow Buyer to receive all of the bargained for benefits under the Agreement. During such period, Seller shall continue to employ the employees on Schedules 3.21(c) until the Buyer otherwise directs.

3. Seller will continue to employ all employees designated by Buyer until such time as Buyer, using its absolute best efforts, can transfer such employees to Buyer's Health Insurance plan. The objective of this section is to assure that no employee who Buyer wishes to hire has a gap in health insurance coverage.

4. Seller shall invoice Buyer for all actual costs incurred in performing services under this Exhibit C. Buyer shall pay all invoices as set forth in ss.2.2 of this Services Agreement.


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

                         Exhibit D to Services Agreement

Description of Services and Charges

A.    Transition Team

1. Buyer shall provide a transition team to assist with each of the items identified below.

2. The transition team shall provide the services identified herein for the term of the SA.

3. The transition team shall provide assistance to Seller in detailing and implementing a transition plan mutually agreed by the parties.

B.    Purchasing/Product Management Services

1. Buyer shall assist in the transition of sales out reporting requirements/vendor funding and administration through a mutually agreeable date.

2.    Buyer shall assist in the transition of customer rebate contracts.

3. Buyer shall assist in customer surveys as required by manufacturers or suppliers whereby Seller is earning a commission rebate, on transactions to Seller's customers.

C.    Returns Processing

1. Buyer shall assume all returns liabilities for returns initiated as of a mutually agreeable date. Seller is responsible for the costs, if any, associated with all Seller authorized returns for sales made and delivered on Seller owned purchase orders. Seller shall have the right to refuse the return authorization. Seller shall give Buyer ten (10) days notice before refusing a customer request for authorization.

D.    Receivables/Collections

1. Buyer shall cooperate with Seller's efforts to collect upon all pre-acquisition receivables to be held by Seller (customer, vendor, rebates, accrued MDF, etc.).

E.    Equipment and Facilities

1. Buyer will provide Seller with use of all necessary vehicles and equipment, including the vehicles transferred by Seller to Buyer; a) at no charge to aid in Seller's relocation; b) at no charge to relocate or ship Buyer's Inventory, including Inventory transferred by Seller to Buyer; and
      c) at Buyer's cost to relocate or ship Seller's Inventory

F.    Subcontract


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      Buyer agrees to perform for Seller such services as Seller is obliged to perform for customers under Seller-owned customer purchase orders, closed or open, excepting therefrom contracts scheduled on Schedule
            2.5.2 of which Buyer has assumed performance. Buyer shall charge Seller for time and materials for all transition services required herein, including systems development, provided by Seller staff, at cost equal to a pro-rata portion of the personnel's base salary plus payroll expenses, social security/disability, workman's compensation, state disability and unemployment insurance plus 10%. This charge shall include all employee benefits, office supplies, etc. Buyer shall charge Seller the prorated or proportionate costs for Buyer's facilities and equipment in connection with providing such services.

      G. Additional Services

Seller shall pay Buyer $46,891.53 per month for 10 months commencing July 1, 2004, without setoff, counterclaim, or abatement, in return for Buyer fulfilling Seller's service obligations under contracts with the University of Maryland and its affiliates including the University of Maryland Health System, MEC Services contracts, and other service contracts.


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              Exhibit E to the Services Agreement Leased Equipment

                                Leased Equipment

                                      NONE


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